MIRAVANT RAISES $2.5 MILLION IN EQUITY FINANCING

SANTA BARBARA,  Calif.,  August 29, 2002 - Miravant Medical Technologies (OTCBB:
MRVT), a pharmaceutical development company specializing in PhotoPoint photodynamic therapy (PDT), announced today that it has closed a round of new financing consisting of the sale of unregistered shares of common stock for $2.5 million at $0.50 per share, based on a premium of approximately 20% of the average closing price for the prior 10 trading days. For every two common shares acquired, the equity purchase includes a warrant for one share priced at $0.50. A group of private investors participated in the offering. The proceeds will be used for research, development and general corporate purposes.

Gary S. Kledzik, Ph.D., chairman and chief executive officer, stated, "We are pleased to secure this additional operating capital while we continue discussions with potential corporate partners. Our goal is to raise further funding through development collaborations and licensing of PhotoPoint SnET2 and other promising drugs in our pipeline. We will address future equity financings as needed to assure that our disease programs are adequately funded."

Details of the equity financing are contained in Miravant's Form 8-K expected to be filed with the Securities and Exchange Commission (SEC) on September 3, 2002.

About Miravant Miravant Medical Technologies, based in Santa Barbara, Calif., is a specialty pharmaceutical company focused on PhotoPointO photodynamic therapy
(PDT), a family of medical procedures based on drugs that are activated by light. The company is committed to the discovery and development of proprietary photoselective drugs and innovative light devices for licensing to global pharmaceutical and medical device companies. Miravant is developing PhotoPoint PDT for serious diseases in ophthalmology, dermatology, cardiovascular disease and oncology.

The statements above by Dr. Kledzik regarding the company's discussions with potential corporate partners, co-development and licensing agreements for PhotoPoint drugs, and additional equity financings are forward-looking and relate to our future plans, objectives, expectations and intentions. Our actual results may differ materially from those described in these statements. For instance, the occurrence of one or more of the following may cause our results to differ from our plans: our operating capital may not be sufficient to continue some or all of our development programs and operations; there is no guarantee that we will be successful in obtaining future financing at all or on favorable terms from potential corporate partners and/or other investors; and we may decide not to or may be unable to continue some or all of our PhotoPoint development programs in ophthalmology, dermatology, cardiovascular disease and/or oncology. For a discussion of additional important risk factors that may cause our results to differ from those described above, please refer to our annual report on Form 10-K for the year ended December 31, 2001, our report on Form 10-Q for the quarter ended June 30, 2002 and other quarterly and periodic reports filed with the Securities and Exchange Commission. The company's products require regulatory approval prior to marketing, sales or clinical use. PhotoPointO is a trademark of Miravant Medical Technologies.